Exhibit 99.1

NEWS RELEASE	Contact:
Tim T. Esaki
(808) 665-5480
tesaki@kapalua.com

MAUI LAND & PINEAPPLE REPORTS 2016 NET INCOME OF $21.8 MILLION

KAPALUA RESORT, Hawaii, February 22, 2017 (BUSINESS WIRE) --

Maui Land & Pineapple Company, Inc. (NYSE: MLP) reported net income of $21.8 million, or $1.15 per share, for 2016. This compares to net income of $6.8 million, or $0.36 per share, for 2015. The Company reported revenues of $47.4 million and $22.8 million for 2016 and 2015, respectively.

For the fourth quarter of 2016, the Company recognized net income of $7.4 million or $0.39 per share. For the fourth quarter of 2015, the Company recognized a net loss of $0.9 million or $(0.05) per share. Operating revenues totaled $20.3 million and $2.7 million during the fourth quarters of 2016 and 2015, respectively.

In December 2016, the Company sold a 3.4-acre property with an approximately 26,000 square foot building, commonly referred to as the Kapalua Village Center for $18.0 million. The sale resulted in a gain of $12.9 million. Proceeds from the sale were used to pay down the Company’s long-term debt.

“We are pleased with the many significant accomplishments over the past several years in strengthening our Company’s financial condition and refocusing our business,” stated Warren H. Haruki, Chairman and CEO. “In addition, we are very appreciative of the continued support of our shareholders, creditors and the community as we further our efforts in pivoting MLP for sustained growth.”

Additional Information

Additional information with respect to Maui Land & Pineapple Company, Inc. and our 2016 operating results will be available on our Form 10-K filed with the Securities and Exchange Commission and our website www.mauiland.com.

About Maui Land & Pineapple Company, Inc.

Maui Land & Pineapple Company, Inc. develops, sells, and manages residential, resort, commercial, agricultural and industrial real estate. The Company owns approximately 23,000 acres of land on Maui and manages properties, utilities, and a nature preserve at the Kapalua Resort.

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MAUI LAND & PINEAPPLE COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

AND COMPREHENSIVE INCOME

	Years Ended December 31,
	2016	2015
	(in thousands except per
	share amounts)
OPERATING REVENUES
Real estate
Sales	$36,000	$12,000
Commissions	1,116	501
Leasing	5,324	5,546
Utilities	3,345	3,335
Resort amenities and other	1,579	1,404
Total Operating Revenues	47,364	22,786

OPERATING COSTS AND EXPENSES
Real estate
Cost of sales	6,188	1,759
Other	1,272	756
Leasing	2,971	2,208
Utilities	2,325	2,260
Resort amenities and other	947	925
General and administrative	2,204	2,181
Share-based compensation	984	955
Depreciation	1,984	2,115
Pension and other post-retirement expenses	5,019	295
Total Operating Costs and Expenses	23,894	13,454

OPERATING INCOME	23,470	9,332

Interest expense	(1,656)	(2,519)
NET INCOME	21,814	6,813
Pension, net of income taxes of $0	6,372	(3,093)
COMPREHENSIVE INCOME	$28,186	$3,720

NET INCOME PER COMMON SHARE --BASIC AND DILUTED	$1.15	$0.36